Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(203) 682-8224
ULTA ANNOUNCES THIRD QUARTER 2010 RESULTS
Third Quarter Comparable Store Sales Increase 12.2%
Total Net Sales Increase 19.4%
Third Quarter Diluted EPS of $0.23, Including $0.02 Non-Recurring Compensation Charge
          Bolingbrook, IL – December 2, 2010 – Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended October 30, 2010, which compare to the same periods ended October 31, 2009.
For the Third Quarter:
•	Net sales increased 19.4% to $339.2 million from $284.0 million in the third quarter of fiscal 2009;

•	Comparable store sales (sales for stores open at least 14 months) increased 12.2% compared to an increase of 1.5% in the third quarter of fiscal 2009;

•	Gross profit increased 280 basis points to 35.1% from 32.3% in the third quarter fiscal 2009;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 10 basis points, excluding the impact of the non-recurring compensation charge, compared to the third quarter in fiscal 2009;

•	Operating income increased 65.4% to $24.3 million, or 7.2% of net sales, compared to $14.7 million, or 5.2% of net sales, in the third quarter of fiscal 2009;

•	Net income increased 67.9% to $14.2 million compared to $8.5 million in the third quarter of fiscal 2009; excluding the non-recurring compensation charge, net income increased 78%;

•	Income per diluted share increased to $0.23, including $0.02 per diluted share related to the non-recurring compensation charge. Income per diluted share was $0.25, excluding the non-recurring compensation charge. This compares to $0.14 in the third quarter of fiscal 2009.
Chuck Rubin, President and Chief Executive Officer of Ulta stated: “Our outstanding third quarter performance reflects the ongoing success of our key initiatives to increase newness across brands and categories, drive traffic with impactful marketing and in store events, grow our store base and leverage our ecommerce and store channels. Our total sales increase of 19.4% and comparable store increase of 12.2% resulted in Ulta capturing additional market share within the beauty industry. We achieved this growth across our product and service offering, without any incremental marketing events. Compared to the third quarter last year, we improved our merchandise margins and delivered a 64% increase in diluted earnings per share. We ended the quarter with no debt on our balance sheet, inventories per store slightly below a year ago and a record 30 new stores opened during the quarter, which are performing to our expectations.”
“As we look to our fourth quarter, we are very pleased with our positioning,” Mr. Rubin continued. “Our holiday strategy includes exciting merchandising and marketing programs that highlight our strong category and brand offering while providing both the newness and value our customers are looking for.”
For the First Nine Months:
•	Net sales increased 18.7% to $981.2 million from $826.4 million in the first nine months of fiscal 2009;

•	Comparable store sales (sales for stores open at least 14 months) increased 11.3% compared to a decrease of (0.8)% in the first nine months of fiscal 2009;

•	Gross profit increased 320 basis points to 33.4% from 30.2% in the first nine months of fiscal 2009;

•	SG&A expense as a percentage of net sales decreased 50 basis points, excluding the non-recurring compensation charge, compared to the first nine months of fiscal 2009;

•	Operating income increased to $69.9 million, or 7.1% of net sales, compared to $33.9 million, or 4.1% of net sales, in the first nine months of fiscal 2009;

•	Net income increased to $40.9 million compared to $19.1 million in the first nine months of fiscal 2009;

•	Income per diluted share increased to $0.67, which includes $0.05 per share of non-recurring compensation charge. This compares to $0.32 in the first nine months of fiscal 2009.
Balance Sheet and Cash Flow
          Merchandise inventories at the end of the third quarter totaled $301.6 million, compared to $274.0 million at the end of third quarter fiscal 2009, representing an increase of $27.6 million. The increase is primarily due to the addition of 39 net new stores opened since October 31, 2009. Inventory per store decreased 1.1% compared to the prior year reflecting the combined effects of inventory reduction initiatives coupled with inventory increases to support the 12.2% increase in comparable store sales.

          The Company did not utilize its credit facility during the nine month period ended October 30, 2010.
Store Expansion
          During the third quarter, the Company opened 30 stores located in Abilene, TX; Akron, OH; Ashwaubenon, WI; Augusta, ME; Beaumount, TX; Bloomington, IL; Brandon, FL; Brunswick, GA; Charlottesville, VA; Columbus, OH (Easton Market); Columbus, OH (Polaris); Corpus Christi, TX; Dallas, TX; Denton, TX; Duluth, MN; Fayetteville, AR; Gainesville, GA; Highland, IN; Holland, MI; Houston, TX; Jackson, TN; Kokomo, IN; Lexington, KY; Manchester, CT; Norman, OK; Rogers, AR; Santa Rosa, CA; South Portland, ME; Springfield, IL; Troy, MI; relocated 2 stores in Chandler, AZ and Littleton, CO and remodeled 10 stores. In addition, the Company closed 2 stores. The Company ended the third quarter with 384 stores and square footage of 4,039,330, which represents a 12% increase compared to the third quarter of fiscal 2009.
Outlook
          For the fourth quarter of fiscal 2010, the Company currently expects net sales in the range of $447 million to $456 million, compared to actual net sales of $396.4 million in the fourth quarter of fiscal 2009. This assumes comparable stores sales increase 4% to 6%, compared to a 6.2% increase last year, resulting in a two year comparable store sales increase of 10.2% to 12.2%.
          Income per diluted share for the fourth quarter of fiscal 2010 is estimated to be in the range of $0.39 to $0.41, which includes $0.01 per share of non-recurring compensation expense. Adjusted income per diluted share, excluding the non-recurring compensation expense, is estimated in the range of $0.40 to $0.42. This compares to income per diluted share for fourth quarter fiscal 2009 of $0.34.
For fiscal 2010, the Company has opened 47 new stores, remodeled 13 stores and relocated 5 stores; and plans to:
•	incur capital expenditures of approximately $105 million, compared to $68.1 million in fiscal 2009;

•	reduce inventory by approximately 3% to 5% on an average per store basis by year end 2010;

•	deliver permanent operating expense efficiencies of approximately $7 million; and

•	generate free cash flow.
Conference Call Information
          A conference call to discuss third quarter results is scheduled for today, December 2, 2010, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on December 9, 2010 and can be accessed by dialing (877) 870-5176 and entering account number 3055 and conference ID number 361249.

About Ulta
          Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 384 retail stores across 39 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
          This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; the possibility that our business plan and development strategy may be impacted by our recent leadership change; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 30, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2010. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	October 30,		October 31,
	2010		2009
	(Unaudited)		(Unaudited)
Net sales	$339,179	100.0%	$284,043	100.0%
Cost of sales	220,273	64.9%	192,372	67.7%

Gross profit	118,906	35.1%	91,671	32.3%

Selling, general and administrative expense	90,309	26.6%	74,797	26.3%
Pre-opening expenses	4,305	1.3%	2,183	0.8%

Operating income	24,292	7.2%	14,691	5.2%
Interest expense	244	0.1%	441	0.2%

Income before income taxes	24,048	7.1%	14,250	5.0%
Income tax expense	9,845	2.9%	5,790	2.0%

Net income	$14,203	4.2%	$8,460	3.0%

Net income per common share:
Basic	$0.24		$0.15
Diluted	$0.23		$0.14

Weighted average common shares outstanding:
Basic	59,063		57,979
Diluted	61,057		59,376

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	39 Weeks Ended		39 Weeks Ended
	October 30,		October 31,
	2010		2009
	(Unaudited)		(Unaudited)
Net sales	$981,179	100.0%	$826,407	100.0%
Cost of sales	653,780	66.6%	576,480	69.8%

Gross profit	327,399	33.4%	249,927	30.2%

Selling, general and administrative expense	250,947	25.6%	210,658	25.5%
Pre-opening expenses	6,572	0.7%	5,388	0.7%

Operating income	69,880	7.1%	33,881	4.1%
Interest expense	576	0.1%	1,757	0.2%

Income before income taxes	69,304	7.1%	32,124	3.9%
Income tax expense	28,378	2.9%	12,994	1.6%

Net income	$40,926	4.2%	$19,130	2.3%

Net income per common share:
Basic	$0.70		$0.33
Diluted	$0.67		$0.32

Weighted average common shares outstanding:
Basic	58,699		57,847
Diluted	60,723		59,081

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(In thousands)

	October 30,	January 30,	October 31,
	2010	2010	2009
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,351	$4,017	$3,795
Receivables, net	20,386	13,477	13,340
Merchandise inventories, net	301,559	206,948	273,978
Prepaid expenses and other current assets	33,366	30,272	28,386
Prepaid income taxes	6,310	—	—
Deferred income taxes	8,060	8,060	7,984

Total current assets	378,032	262,774	327,483

Property and equipment, net	331,390	290,861	293,746

Total assets	$709,422	$553,635	$621,229

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$—	$—	$14,635
Accounts payable	120,245	56,387	117,520
Accrued liabilities	83,808	59,189	57,811
Accrued income taxes	—	10,781	5,682

Total current liabilities	204,053	126,357	195,648

Notes payable — less current portion	—	—	24,527
Deferred rent	134,878	113,718	113,184
Deferred income taxes	20,952	20,952	17,616

Total liabilities	359,883	261,027	350,975

Commitments and contingencies

Total stockholders’ equity	349,539	292,608	270,254

Total liabilities and stockholders’ equity	$709,422	$553,635	$621,229

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(In thousands)

	39 Weeks Ended
	October 30,	October 31,
	2010	2009
	(Unaudited)
Operating activities
Net income	$40,926	$19,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,698	46,766
Non-cash stock compensation charges	7,399	4,214
Excess tax benefits from stock-based compensation	(2,309)	(602)
(Gain) loss on disposal of property and equipment	(399)	199
Change in operating assets and liabilities:
Receivables	(6,909)	4,928
Merchandise inventories	(94,611)	(60,376)
Prepaid expenses and other current assets	(3,094)	(4,092)
Income taxes	(14,782)	14,310
Accounts payable	63,858	69,709
Accrued liabilities	11,556	8,850
Deferred rent	21,160	11,896

Net cash provided by operating activities	70,493	114,932

Investing activities
Purchases of property and equipment	(74,765)	(49,390)

Net cash used in investing activities	(74,765)	(49,390)

Financing activities
Proceeds on long-term borrowings	—	863,237
Payments on long-term borrowings	—	(930,122)
Proceeds from issuance of common stock under stock plans	6,297	898
Excess tax benefits from stock-based compensation	2,309	602

Net cash provided by (used in) financing activities	8,606	(65,385)

Net increase in cash and cash equivalents	4,334	157
Cash and cash equivalents at beginning of period	4,017	3,638

Cash and cash equivalents at end of period	$8,351	$3,795

Exhibit 5
2010 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2010	quarter	quarter	quarter	at end of the quarter

1st Quarter	346	2	1	347
2nd Quarter	347	10	1	356
3rd Quarter	356	30	2	384

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2010	the quarter	quarter	during the quarter	quarter

1st Quarter	3,613,840	28,977	10,796	3,632,021
2nd Quarter	3,632,021	105,596	15,936	3,721,681
3rd Quarter	3,721,681	340,185	22,536	4,039,330